Exhibit 10.1

OPTION CANCELLATION AGREEMENT

December 27, 2012

Dear Tim Ruane,

This letter relates to the nonqualified stock option to acquire 2,844,374 shares of InSite Vision Incorporated (“Company”) common stock granted to you on December 1, 2010 (“2010 Option”) pursuant to the Notice of Grant of Stock Option and Terms and Conditions of Stock Option executed by you and the Company on December 9, 2010 (“Grant Notice”).

In consideration of the nonqualified stock option to acquire 1,100,000 shares of Company common stock to be granted to you on December 27, 2012 and the nonqualified stock option to acquire 244,374 shares of Company common stock to be granted to you on January 2, 2013 (“New Options”), you agree that a portion of the 2010 Option in respect of the right to acquire 1,344,374 shares of Company common stock is hereby cancelled effective as of the date of this letter (“Cancelled Option”) and that, from and after the date of this letter, you will have no rights whatsoever with respect to the Cancelled Option.

You further agree that, effective as of the date of this letter, the Grant Notice will be deemed amended hereby to remove the Cancelled Option from the Grant Notice such that the Cancelled Option will no longer constitute part of the 2010 Option.

Except with respect to the cancellation of the Cancelled Option as described herein, this letter will not affect the 2010 Option or the Grant Notice, which will otherwise remain in effect in accordance with their terms.

Sincerely,

/s/ Lou Drapeau
Lou Drapeau
Chief Financial Officer

Acknowledged and Agreed:

/s/ Timothy Ruane	Date: December 27, 2012
Timothy Ruane